ASSET PURCHASE AGREEMENT

               This Asset Purchase Agreement ("Agreement") is dated as of the 1st day of April, 1996, by and between Acxiom Corporation, a Delaware corporation having its principal place of business at 301 Industrial Boulevard, P.O. Box 2000, Conway, Arkansas 72033-2000 (the "Purchaser"); and Direct Media/DMI, Inc., a New York corporation having its principal place of business at 200 Pemberwick Road, Greenwich, Connecticut 06830 (the "Seller" or the "Company").

                                 WITNESSETH:

               WHEREAS, the Seller is engaged in the business of managing and brokering mailing lists for customers engaged in direct marketing in the United States, Canada and the United Kingdom and various other jurisdictions and territories (hereinafter referred to as the "Purchased Business"); and

               WHEREAS, the Seller desires to transfer, convey and assign, and the Purchaser desires to purchase and acquire, substantially all of the assets, properties and rights of the Seller in and to the Purchased Business.

               NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

               1.  Transfer of Assets

               (a) Subject to the satisfaction or waiver of the conditions to Closing (defined in Section 4 hereof) set forth in Section 8 hereof, on the Closing Date (defined in Section 4 hereof) the Seller shall transfer, convey and assign the Assets to the Purchaser as of the Effective Date (defined in Section 4 hereof). The term "Assets" shall mean all of the right, title and interest of the Seller in and to the assets, properties and rights of the Seller relating to the Purchased Business, of every nature, kind and description, wherever located, tangible and intangible, real, personal and mixed, except for the Excluded Assets (as defined below) as the same shall exist on the Closing Date, including, without limitation, the following:
          (i) the Purchased Business as a going concern; (ii) the good will associated with the Purchased Business; (iii) all machinery, equipment, inventories, work-in-progress, raw materials, supplies and other items of personal property owned or leased by the Seller, as set forth on Schedule 5(j); (iv) the Intellectual Property Rights (as defined in Section 5(k) hereof); (v)
          Seller s cash on hand in those bank accounts listed in
          Schedule 1(a)-1 attached hereto, plus all of Seller s cash received on or after the Effective Date (whether or not held in such bank accounts) and not diminished in the ordinary course; (vi) all causes of action, judgments, claims and demands of the Seller of every kind or nature; (vii) all accounts receivable of the Seller, including, but not limited to, all accounts receivable arising from goods shipped or services rendered prior to the Closing Date notwithstanding that invoices relating thereto have not yet been issued;
          (viii) all rights of the Seller relating to, or arising out of, or under, express or implied warranties from suppliers of the Seller with respect to the Assets being transferred to the Purchaser; (ix) all books and records of the Seller, including, but not limited to, correspondence, employment records, production records, accounting records, property records, mailing lists, customer and vendor lists and other records and files of, or relating to, the Purchased Business and the Assets being sold to the Purchaser (provided, that Seller may retain one copy of any such books and records); (x) all leases, contracts, licenses, purchase orders, sales orders, commitments and other agreements to which the Seller is a party or in which the Seller has rights (including, without limitation, under the License Agreement and Service Agreement in respect of Direct Media Canada Inc.); and (xi) all of the capital stock of Direct Media/DMI Ltd. beneficially owned by the Seller.

               (b) Anything contained in Section 1(a) hereof to the contrary notwithstanding, from and after the Closing, Seller shall retain all of its right, title and interest in and to, and there shall be excluded from the sale, conveyance, assignment and transfer to the Purchaser hereunder, and the Assets shall not include the following (collectively, the "Excluded Assets"): (i) the Purchase Price (as defined below);
          (ii) any rights of the Seller under this Agreement (including without limitation the right to indemnification under Section 12 hereof), or any interests which the Seller may have or acquire under this Agreement and (iii) the items set forth on
          Schedule 1(b) hereto.

               (c) The transfer of the Assets and assumption of liabilities as herein contemplated shall be effected by such bills of sale, assumption agreements, endorsements, assignments, drafts, checks, deeds and other instruments of transfer, conveyance and assignment as shall be necessary or appropriate to transfer, convey and assign the Assets and Assumed Obligations to the Purchaser on the Closing Date as contemplated by this Agreement and as set forth on Exhibit A, and as shall be reasonably requested and prepared by the Purchaser.

               (d) The Seller shall, at and after the Closing Date, execute and deliver such further instruments of transfer and conveyance and do all such further acts as may be reasonably requested by the Purchaser to transfer, convey, assign and deliver to the Purchaser, or to aid and assist the Purchaser in reducing to possession, any and all of the Assets, or to convey to the Purchaser the interests in the Assets being conveyed in accordance with the terms of this Agreement; provided, that Seller shall not be required to incur any costs in respect of such acts (including, without limitation, costs relating to the preparation, filing, and legal fees in connection therewith).

               (e) Effective upon the Closing Date, the Seller hereby irrevocably constitutes and appoints the Purchaser, its successors and permitted assigns, the true and lawful attorney of the Seller, in the name of the Purchaser, on behalf of and for the benefit and at the expense of the Purchaser, to collect all accounts receivable and any other items constituting Assets with full indemnification to Seller for any and all Losses (as defined in Section 12 hereof) which may be incurred by any Seller Indemnitee (as defined in Section 2 hereof) arising out of or relating to any acts undertaken in accordance with this Section, to endorse, without recourse, checks, notes and other instruments in the name of the Seller, to institute and prosecute all proceedings which the Purchaser may reasonably deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to such accounts receivable and any other Assets, to defend and compromise any and all actions, suits or proceedings in respect of any of the Assets, and to do all such other acts in relation thereto as the Purchaser may reasonably deem advisable. The Seller agrees that, to the extent permitted by applicable law, the foregoing powers shall be irrevocable by the Seller directly or indirectly by the dissolution or liquidation of the

          Seller or in any manner or for any reason. The parties agree that the Purchaser shall retain for its own account any amounts duly collected pursuant to the foregoing powers in respect of accounts receivable, and the Seller shall promptly transfer and deliver to the Purchaser any cash or other property received by the Seller in respect of any such accounts receivable or otherwise relating to the Assets. The Seller agrees that the foregoing powers include the right of the Purchaser to send a notice to all accounts receivable debtors of Seller whose accounts receivables are Assets hereunder in the joint names of the Seller and the Purchaser, informing such accounts receivable debtors of the transfer of the accounts receivable and the Assets, and instructing such accounts receivable debtors to pay directly to the Purchaser all amounts owed to the Seller; provided, however, that the Purchaser shall not be entitled to indemnification hereunder (including, without limitation, as a result of any purported breach of Section 7(c)) in respect of any loss or impairment of relationship resulting from such actions.

               (f) Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement or an attempted agreement to transfer, sublease or assign any contract, license, lease, commitment, sales order, purchase order or other agreement, or any claim or right or any benefit arising thereunder or resulting therefrom to the extent any such attempted transfer, sublease or assignment thereof, without the consent of any other party thereto, would constitute a breach thereof or in any way affect the rights of the Purchaser thereunder. All contracts, licenses, leases, commitments, sales orders, purchase orders or other agreements which require the consent of the other party thereto in order to effect a transfer, assignment or sublease from the Seller to the Purchaser are set forth in Schedule 5(g) hereto. If any such consent is not obtained, the Seller shall cooperate with the Purchaser for the account and at the expense of the Purchaser, in any arrangement reasonably necessary or desirable to provide for the Purchaser the benefits under any such agreement, including, without limitation, enforcement for the benefit of the Purchaser of any and all rights of the Seller against the other party thereto arising out of the breach, termination or cancellation of such agreement by such other party or otherwise, which does not result from the attempted assignment thereof. The Purchaser shall assume and perform all obligations and liabilities and pay all expenses related to the use of any Asset for which such consent is not obtained, as provided and limited in Section 2(a)(iii) below, which shall include providing insurance to the extent of Purchaser s insurable interest and naming Seller as an additional insured.

               2.  Assumption of Liabilities

               (a) On the Closing Date, simultaneously with the transfer, conveyance and assignment by the Seller to the Purchaser of the Assets, the Purchaser shall assume and shall pay or cause to be paid, satisfied or otherwise discharged when due, subject to the limitations contained in this Section 2, and shall indemnify and hold the Seller and its affiliates, as such term is defined in Rule 405 promulgated under the Securities Act of 1933, as amended (the "Securities Act") and their respective officers, directors, employees and agents (collectively, the "Seller Indemnitees") harmless from and against, all debts, liabilities and obligations whatsoever other than the Special Liabilities (as defined below in Section 2(c)) that are related to the Purchased Business or the Assets, whether arising before or after the Closing and whether known or unknown, fixed or contingent (the "Assumed Obligations") (other than as specifically limited by Section 2(c) hereof), and including, without limitation, the following: (i) the liabilities as reflected on the financial statements and the books and records of the Seller as of the Effective Date, incurred in the ordinary course of business, but excluding (A) mortgage indebtedness relating to any realty which is an Excluded Asset, and (B) the Special Liabilities set forth on Schedule 2(a)-1 attached hereto, which shall not be assumed by Purchaser; (ii) all current liabilities incurred by the Seller during the period between the Effective Date and the Closing Date that have not been paid prior to the Closing Date, and that were incurred in the ordinary course of business and not incurred in contravention of Section 7(b)(viii) hereof; (iii) any liability or obligation of the Seller, relating to any lease, contract or other agreement assumed by the Purchaser as set forth on
          Schedule 2(a)-2 attached hereto; (iv) all liabilities and obligations arising out of or relating to sales taxes and all other taxes any kind or nature whatsoever (whether arising prior to or after the Effective Date), including, without limitation, any obligation or liability for such taxes that arise as a result of or are related to the transactions contemplated by this Agreement, other than as expressly listed in Section 2(c)(i) hereof; (v) all employee benefit, compensation and severance liabilities and other similar liabilities associated with the Transferred Employees (as defined in Section 7(k)), in accordance with Section 7(k); (vi) the severance liability, if any, of any employee whose employment is deemed to be terminated by operation of law as a result of the transaction contemplated herein;
          (vii) except for those liabilities listed on Schedule 2(a)-1, all liabilities under the Employee Plans (as defined in Section 5(s) hereof). Notwithstanding the foregoing, as to any Asset for which any consent required for transfer hereunder has not been obtained, the Purchaser shall assume any liability, obligation, claim, lien, encumbrance, default, condition or state of facts related to such Asset, and shall pay any monthly rental, any other sum due or expense related to such Asset for only so long as the Purchaser has possession or the right to enjoy the benefits of such Asset, and such assumption and obligation to make payments shall cease upon a repossession of such Asset by the lender or lessor thereof as a result of a declared event of default under the applicable lease, lending or other documents which default does not, directly or indirectly, result from the failure of the Purchaser to make payments thereunder or other actions or inactions of the Purchaser subsequent to the Closing. From the Effective Date until the Closing Date, the Seller shall pay all liabilities in the normal course of business consistent with past practice.

               (b) The Purchaser shall, at any time and from time to time after the Closing Date, execute and deliver such further instruments of assumption and do all such further acts as may be reasonably requested by the Seller to implement and evidence the assumption of each such liability and obligation. Nothing contained in this Section 2 shall require the Purchaser to pay, perform, or discharge any of the Assumed Obligations so long as the Purchaser shall in good faith contest or cause to be contested the amount or validity thereof, and the Seller shall cooperate with the Purchaser, at the Purchaser s expense, in so contesting such claims, provided that as between Purchaser and Seller such contested obligations shall be the liability of Purchaser only and, provided, further, that the Purchaser shall fully indemnify the Seller Indemnitees for any Losses suffered or arising out of any failure by the Purchaser to timely pay, perform or discharge the Assumed Obligations. Assumption by the Purchaser of the Assumed Obligations shall in no way expand the rights or remedies of third parties against the Purchaser as compared to the rights and remedies which such parties would have had against the Seller had this Agreement not been consummated.

               (c) The Purchaser does not, and shall not, assume any of the following liabilities or obligations of the Seller (the "Special Liabilities"), provided, however, that the Purchaser shall pay, perform or discharge the Special Liabilities on the Seller s behalf and at the Seller s request, provided that the Purchase Consideration shall be reduced by the amount of any such payments, with interest thereon to be calculated at six percent (6%) per annum from the date of payment:
          (i) liabilities or obligations for Federal, state and local corporate income taxes, franchise taxes or other similar taxes which relate to periods ending on or prior to the Effective Date and not expressly assumed pursuant to Section 2(a) hereto; (ii) liabilities and obligations which may arise by reason of, or with respect to, the dissolution or liquidation of the Seller (except to the extent such liabilities or obligations arise, directly or indirectly, as a result of, or are related to, Losses for which the Purchaser has an indemnification obligation under this Agreement); (iii) any mortgage indebtedness relating to any of the Seller s realty which is not an Asset; (iv) the contingent liability relating to the claims set forth in Schedule 2(a)-1, to the extent not covered by the Seller s insurance; (v) liability for proceedings of a kind required to be disclosed pursuant to Section 5(n) which are not disclosed, but only to the extent the Purchaser is entitled to indemnification hereunder in respect thereof; (vi) the transaction costs and expenses incurred by the Seller in connection with the negotiation and, to the extent such expenses are to be borne by the Seller under this Agreement, the performance of this Agreement, including but not limited to legal and accounting fees, and any amounts paid to dissenting shareholders of the Seller; (vii) liabilities or obligations incurred by the Seller after the Closing Date; (viii) liabilities or obligations of the Seller which violate any representation, warranty, covenant or agreement of the Seller contained herein or made in connection herewith, to the extent the Purchaser is entitled to indemnification therefor under
          Section 12(b) of this Agreement; (ix) liabilities incurred prior to the Effective Date under the Employee Retirement Income Security Act of 1974, as amended, and the Multi-Employer Pension Plan Amendments Act of 1980, including any withdrawal liability as defined thereunder, to the extent the Purchaser is entitled to indemnification therefor under Section 12(b) of this Agreement; and (x) liability for any material undisclosed liabilities, to the extent the Purchaser is entitled to indemnification therefor under Section 12(b) of this Agreement.

               3.  Purchase Consideration; Payment

              (a) In consideration of the transfer, conveyance and assignment of the Assets, and in addition to the assumption of the Assumed Obligations as provided for in Section 2(a) hereof, the Purchaser shall deliver to the Seller a Convertible Promissory Note in the form of Exhibit B attached hereto (the "Promissory Note") which shall be in the principal amount of $25,000,000.00 (the "Purchase Price"), shall bear interest as set forth therein and shall be convertible into shares of the Purchaser s common stock, $.10 par value ("Acxiom Stock"), on the terms set forth therein. The aggregate consideration payable to the Seller on payment in full or conversion of the Promissory Note is referred to as the "Purchase Consideration." The Seller and any holders of the Acxiom Stock upon transfer by the Seller will have registration rights with respect to the Acxiom Stock as set forth in a Registration Rights Agreement in a form mutually acceptable to the parties, which shall provide that the Purchaser shall file a registration statement with respect to the Acxiom Stock promptly after the Third Anniversary (as hereinafter defined). The Purchaser covenants and agrees that at the election of the Seller made before or after the Closing and at the Seller s expense, the Purchaser shall use its best efforts to obtain, for the Seller s benefit, a letter of credit to secure the Purchaser s obligations under the Promissory Note, which letter of credit (i) shall be in an amount of $25,000,000.00 or such lesser amount as the Seller shall elect, (ii) shall be irrevocable until sixty (60) days after the Third Anniversary, (iii) shall be cancellable in whole or in part by the Seller at the end of any calendar quarter between the Closing Date and the Third Anniversary, and (iv) shall cost the Seller no more than one percent (1%) per annum on the face amount thereof.

               (b) In the event the Closing occurs on or before April 30, 1996, the number of shares of Acxiom Stock to be delivered pursuant to the Promissory Note shall be 1,000,000, which has been calculated by dividing $25,000,000.00 by $25.00. In the event the Closing occurs after April 30, 1996, the number of shares of Acxiom Stock to be delivered pursuant to the Promissory Note shall be calculated by dividing $25,000,000.00 by the average closing sales price of the Acxiom Stock for the ten (10) trading days prior to the Closing Date, provided, however that the number of shares shall in no event exceed 1,000,000.

               (c) The Purchase Consideration shall be reduced by (i) the amount of the appraised value of the real estate ("Real Estate") located at 200 Pemberwick Road, Greenwich, Connecticut, based upon the average of three
          (3) appraisals (one by an appraiser to be selected by the Seller, one by an appraiser to be selected by the Purchaser, and one by an appraiser to be selected by the other two appraisers) to be obtained within thirty
          (30) days of the third anniversary of the Closing Date (the "Third Anniversary"), less any mortgage debt outstanding thereon (provided that such indebtedness has not been increased, either through accretion of interest or refinancing, prior to the Third Anniversary), in the event that the Purchaser has not been able to obtain good and marketable title, free and clear of any and all encumbrances (other than the mortgage debt referred to below and other than customary exceptions to title), to the Real Estate, in exchange for the Purchaser s assumption of any mortgage debt outstanding thereon (provided that such indebtedness has not been increased, either through accretion of interest or refinancing, prior to the Third Anniversary), on or before the Third Anniversary;
          (ii) the amounts, if any, of any payments made by the Purchaser for Special Liabilities as set forth in
          Section 2(c) above; (iii) any Losses (as defined in
          Section 12 below) resulting from any breach or failure of observance or performance of any representation, warranty, covenant, agreement or commitment made by the Seller pursuant to this Agreement for which the Purchaser is entitled to indemnification pursuant to
          Section 12 below; and (iv) any loans made by the Purchaser to the Seller, and/or any amounts paid by the Purchaser pursuant to any guaranty agreements pursuant to which the Purchaser has guaranteed any loan payments by the Seller.

               4.   Closing; Effective Date

               The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on April 30, 1996, or on such other date as may be agreed to by the Purchaser and the Seller (the "Closing Date"), but in no event later than five (5) days from the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 8. The transactions contemplated by this Agreement shall be effective as of April 1, 1996 (the "Effective Date"), notwithstanding that the Closing Date is subsequent to the Effective Date. The parties hereto acknowledge that the terms of this Agreement reflect their understanding and agreement as of the Effective

          Date and intend that such terms be effective as of such date. Furthermore, the parties hereto intend that for all purposes, including for tax and accounting purposes, the Purchaser be considered to have purchased the Assets and the Purchased Business with effect on the Effective Date, and that the Seller s continued possession of the Assets after the Effective Date and its conduct of the operations of the Purchased Business thereafter, provided that same is conducted in accordance with this Agreement, is to be considered as having been performed as an agent or nominee for the Purchaser and all of the economic benefit or loss associated with the ownership of the Assets or conduct of the operations of the Purchased Business after that date be for Purchaser s account.

               5.  Representations and Warranties of the Seller

               As used herein the term "to the actual knowledge of the Seller" shall mean, with respect to any statement herein, to the best of the knowledge, information and belief of the Seller. The Seller represents and warrants to the Purchaser as of the date of execution hereof ("Execution Date"), as follows:

               (a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the requisite power and authority to own, lease and operate the Assets owned, leased or operated by it and to operate the Purchased Business as currently operated by it. Complete and correct certified copies of the Certificate of Incorporation of the Seller, and all amendments thereto, certified by the Secretary of State of the State of New York have been made available to the Purchaser. Complete and correct copies of the Bylaws of the Seller and all amendments thereto, certified by the corporate secretary of the Seller have been made available to the Purchaser. Except as set forth in
          Schedule 5(a)-1 hereto, the Seller is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions (each such jurisdiction is set forth in Schedule 5(a)-1 hereto) in which such qualification is required because of the character of the Assets owned, leased or operated by it or by virtue of the conduct of the Purchased Business. Except as set forth in Schedule 5(a)-2 hereto, the Seller does not own any capital stock, warrants, notes, debentures, bonds, script, rights, options or calls ("Securities"), or any written obligations or written instruments evidencing the rights to purchase or effect a conversion into any Securities, or any direct or indirect equity or ownership interest in any other corporation, business, trust, firm, association, partnership, joint venture, entity or organization ("Entity"). Except as set forth in Schedule 5(a)-3, the Company does not have any subsidiaries.

              (b)  The Seller has the requisite power and
          authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance by the Seller of its obligations hereunder have been duly and validly authorized by all necessary corporate action of the Seller, and no additional corporate authorization or consent is required in connection with the execution, delivery and performance by Seller of this Agreement. Except as set forth in the Schedules hereto, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, by the Seller, (i) do not and will not conflict with, or violate any provision of the Seller s Certificate of Incorporation or Bylaws; (ii) subject to obtaining the consents referred to in Sections 5(c) and 5(g), do not and will not conflict with, or result in any breach of, any term, condition or provision of, or constitute a default under, or give rise to any right of termination, modification, cancellation or acceleration under (whether after the giving of notice or lapse of time or both), any contract, mortgage, lien, lease, agreement, indenture, license, franchise, instrument, order, judgment or decree to which Seller is a party or which is binding upon the Seller; (iii) subject to obtaining the consents referred to in Sections 5(c) and 5(g) will not, to the actual knowledge of the Seller result in a violation of any statute, law, rule or regulation applicable to the Seller; and (iv) will not result in the creation or imposition of any lien, charge, pledge, assessment, security interest or any encumbrance (collectively, a "Lien") upon any of the Assets, other than, in the cases of clauses (ii), (iii) and (iv), any conflicts, breaches, terminations, defaults, cancellations, accelerations, losses, violations or Liens which, individually or in the aggregate, do not have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Seller and its subsidiaries, taken as a whole (a "Material Adverse Effect"), or materially delay Seller s ability to perform its obligations hereunder. This Agreement constitutes a valid and legally binding obligation of the Seller enforceable against the Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors rights and to general equity principles.

               (c) Except as set forth in Schedule 5(a)-1 hereto and other than filings required in connection with the maintenance of qualification to do business in other jurisdictions, and real property transfer and gains tax filings for New York City and New York State, no approval, waiver, consent or authorization of, or filing with, any governmental or quasi-governmental agency, commission, board, bureau or instrumentality (collectively, a "Governmental Authority") is required by the Seller in connection with the execution, delivery and performance of this Agreement by the Seller, except where the failure of Seller to obtain such consent, approval, waiver or authorization, or to make such filing, would not materially adversely affect Purchaser s ability to conduct the Purchased Business substantially as heretofore conducted or materially impair or delay the ability of Seller to effect the Closing.

                (d) Attached hereto as Schedule 5(d) are the financial statements, together with the notes thereto, of the Seller as of September 2, 1995 ("Financial Statements"), which have been audited by Price Waterhouse L.L.P., independent certified public accountants. The Seller has no liability or obligation (whether accrued, absolute or contingent) that would be required to be reserved against or disclosed in financial statements prepared in accordance with generally accepted accounting principles, except for
          (a) liabilities and obligations set forth or referred to in the Financial Statements; (b) liabilities and obligations which were incurred after the date of the Financial Statements in the ordinary course of business, which shall be deemed to include the liabilities and obligations arising under the agreements listed on any Schedule to this Agreement;
          (c) liabilities and obligations disclosed in Schedule 5(d); and (d) liabilities and obligations which would not, in the aggregate, have a Material Adverse Effect. The Seller has good and, in the case of owned real property, marketable title to, or a valid leasehold interest in, all of the material Assets reflected on the Financial Statements, free and clear of any Lien, conditional sale or other agreement, lease or right of any sort except (i) as does not have a Material Adverse Effect; (ii) as shown on or reserved against in the Financial Statements; (iii) as shown on the Schedule 5(d) hereto; (iv) Liens (a) for current taxes and assessments not yet due and payable or due but not yet delinquent or being contested in good faith, or (b) imposed by applicable laws such as, for example, carriers , warehousemen s and mechanics liens and the like arising in the ordinary course of business and which do not individually or in the aggregate have a Material Adverse Effect; (v) with respect to real property, (A) easements, quasi-easements, licenses, covenants, rights-of-way, and other similar restrictions, including, without limitation, any other agreements, conditions or restrictions which would be shown by a current title report or other similar report or listing, (B) any condition that may be shown by a current survey or physical inspection, and (C) zoning, building and other similar restrictions (all items included in (i) through (v) are referred to collectively herein as the "Permitted Encumbrances"). The Assets include all assets and properties (real, personal and mixed, tangible and intangible) and all rights necessary to permit the Purchaser to carry on the Purchased Business of the Seller substantially as presently conducted by the Seller.

               (e) Except as set forth in Schedule 5(e) hereto and to the extent arising out of or relating to the transactions contemplated by this Agreement, since the date of the Financial Statements, (1) there have been no adverse changes in the condition (financial or otherwise), assets, liabilities, earnings, properties or business of the Seller that would constitute a Material Adverse Effect, other than changes resulting from general economic or industry-wide conditions; and
          (2) the Seller has not: (i) authorized, issued, sold or converted any of its capital stock, or entered into any agreement with respect thereto; (ii) incurred any damage, destruction or similar loss, whether or not covered by insurance, that has had a Material Adverse Effect; (iii) other than in the ordinary course of business, sold, assigned, transferred or otherwise disposed of any of its material tangible or intangible Assets or Intellectual Property Rights; (iv) other than in the ordinary course of business, mortgaged, pledged, granted or suffered to exist any Lien on any material Asset; (v) other than in the ordinary course of business, waived any rights of material value or canceled, discharged, satisfied or paid any material debt, claim, lien, encumbrance, liability or obligation, whether absolute, accrued, contingent or otherwise and whether due or to become due; (vi) incurred any material obligation or liability (absolute or contingent, liquidated or unliquidated, choate or inchoate), except current obligations and liabilities incurred in the ordinary course of business; (vii) other than in the ordinary course of business, leased or effected any transfer of any material Asset; (viii) other than in the ordinary course of business and consistent with past practices, entered into, made any amendment of, or terminated any material lease, contract, license or other material agreement to which the Seller is a party; (ix) amended its Certificate of Incorporation or the Bylaws; (x) effected any change in the accounting practices or procedures of the Seller;
          (xi) paid, loaned or advanced any amount to, or sold, transferred or leased any material Assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement, arrangement or transaction of any nature with, any stockholder, officer or director of the Seller or any business or Entity in which any stockholder, officer or director of the Seller or any "affiliate" or "associate" (as such terms are defined in Rule 405 promulgated under the Securities Act)of any such person has any direct or indirect interest, except for regular compensation paid to any affiliates who are also employees of the Seller and other than in the ordinary course of business or as required by any contract or agreement of the Seller;
          (xii) increased the compensation payable to any of the Seller s directors, officers or employees or became obligated to increase any such compensation, except in accordance with the Seller s customary practices (including normal periodic performance reviews and related compensation and benefit increases) or as required by any contract or agreement of the Seller; or
          (xiii) entered into any other material transaction other than in the ordinary course of business and consistent with past practices, or changed in any material way the business policies or practices of the Seller.

               (f) Except as set forth on Schedule 5(f) hereto or as would not have a Material Adverse Effect, as of the Execution Date, the Seller has either filed or requested extensions to file all foreign, Federal, state, county or local income, excise, sales, property, withholding, Social Security, franchise, bulk sales, license, information return or other tax return or report (collectively, "Returns") required to be filed
          by Seller as of the Execution Date.   Seller has filed
          or will timely file all Returns required by applicable law to be filed by it after the date hereof and prior to the Closing Date, except for Returns relating to bulk transfer laws and related taxes, the compliance by the Seller therewith in connection with the transactions contemplated hereby being hereby expressly waived by the Purchaser, and except where the failure to so file does not and would not have a Material Adverse Effect. Except as set forth on Schedule 5(f) hereto or as would not have a Material Adverse Effect, as of the Execution Date, except where a request for extension has been filed or where Seller is contesting such taxes in good faith, Seller has paid all applicable taxes due and payable on or before the Execution Date in respect of the Returns required to have been filed by the Seller and has not been notified in writing or otherwise of the commencement of any audit by any taxing authority. Except as set forth in the Schedules hereto, as would not have a Material Adverse Effect, where Seller is contesting such payment in good faith or for which a request for an extension has been made, the Seller has paid to the proper authorities all customs duties and similar or related charges required to be paid by it with respect to the importation of goods into the United States. The representations and warranties set forth in this
          Section 5(f) shall survive until the expiration of the applicable statutes of limitations.

               (g)  Schedule 5(g) hereto is a complete and
          correct list of all written contracts, agreements and commitments (complete and correct copies of each of which written agreements have been heretofore been made available to the Purchaser) and all oral contracts, agreements and commitments (except for those which were made in the ordinary course of business and which do not have a Material Adverse Effect upon the Purchased Business) which obligate the Seller to pay in excess of $100,000 per year, to which the Seller is a party and which are material to the conduct of the Purchased Business (collectively, the "Material Contracts"). Except as set forth in Schedule 5(g), each of the written Material Contracts is a valid obligation of the Seller, enforceable against Seller in accordance with its terms, except as the enforceability of such Material Contract may be limited by, or subject to, any bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors rights generally, and to general principles of equity, and the Seller is not (with or without lapse of time or the giving of notice or both) in material breach of or default thereunder, except for such breaches and defaults which, individually or in the aggregate, would not have a Material Adverse Effect. Except as noted in
          Schedule 5(g), all written Material Contracts listed therein are assignable by the Seller to the Purchaser without the consent of any other entity or person.

               (h) Except as set forth in Schedule 5(h) hereto, the accounts receivable relating to the Purchased Business and reflected on the Financial Statements constitute, to the knowledge of the Seller, bona fide receivables and arose in the ordinary course of business, and the Seller has used commercially reasonable efforts consistent with its past practice as to such receivables to collect on such receivables in the ordinary course of business. Reserves and allowances reflected in the Financial Statements and relating to accounts receivable have been established on the basis of historical experience.

               (i) Schedule 5(i) hereto sets forth a complete and correct list of all material real property owned or leased in whole or in part by the Seller. Schedule 5(i) also lists all guarantees of any leases for real property given by the Seller for any other person or Entity. Complete and correct copies of all such leases and guarantees of leases have been heretofore made available to the Purchaser. Except as set forth in
          Schedule 5(i), all of the leases listed in Schedule 5(i) are valid and binding obligations of the Seller, in full force and effect, and except as are being contested or as would not have a Material Adverse Effect, each rental and the other payments due of Seller thereunder have been made, and Seller is not in material breach thereof. Except as set forth on
          Schedule 5(i) or as would not have Material Adverse Effect, the Seller has received no written notice of a Governmental Authority that an improvement, fixture or equipment installed by Seller in or on any such premises and properties, or that the occupation or leasehold with respect thereto by Seller, is in violation of any zoning, building, safety, health or environmental law, except as would not result in a Material Adverse Effect.

               (j)  Schedule 5(j) hereto is a complete and
          correct list of (i) all material tangible personal property owned by the Seller for use in the Purchased Business and (ii) all material personal property used by the Seller in the Purchased Business which is owned by a third party and leased to, or otherwise used by, the Seller, together with the name of the Lessor thereof, including, without limitation, leases or other agreements relating to the use or operation of any machinery, motor vehicles, office furniture or fixtures owned by any third party (complete and correct copies of which leases or other agreements in the Seller s possession have been heretofore been made available to the Purchaser). Seller is not in material default of any such lease or agreement and such leases and agreements constitute legal, valid and binding obligations of Seller. Seller has received no written notice under any such lease or other agreement of any material default thereunder.

               (k)  Schedule 5(k) contains a complete and
          accurate list or description of all (a) trademarks, trade names, service marks, and all registrations and applications therefor, (b) registered copyrights and applications therefor and (c) patents and patent applications, presently owned or used by the Seller in the conduct of the Purchased Business. The foregoing items, along with all other copyrights, trade dress, logos, inventions, discoveries, processes, improvements, trade secrets, and confidential and proprietary information and software programs and computer operating systems used or held by the Seller, and the Seller s rights under any license or other agreement relating to such intellectual property (whether as licensee or licensor thereunder), are referred to in this Agreement collectively as the "In-tellectual Property Rights." Except as indicated on
          Schedule 5(k), (x) the Seller (or, in the case of certain of the Intellectual Property Rights owned or used in the United Kingdom, Direct Media/DMI Ltd.) owns or has the right to use all Intellectual Property Rights, except where the failure to own or have such right to use would not, in the aggregate, have a Material Adverse Effect, and the Intellectual Property Rights comprise all of the intellectual property rights necessary for the conduct of the Purchased Business in all material respects in the same manner as the Purchased Business has been conducted prior to the Execution Date; (y) to the knowledge of the Seller, the Seller has not received any written notice of a claim or demand of any person or entity relating to the rights of the Seller in respect of the Intellectual Property Rights; and (z) to the knowledge of the Seller, the Seller is not infringing upon any intellectual property rights of a third party.

               (l)  Schedule 5(l) hereto is a complete and
          correct list setting forth the names and locations of all (i) banks at which the Seller has an account or safe deposit box, and (ii) Seller credit cards.

               (m) Except as set forth in Schedule 5(m) hereto, to the actual knowledge of Seller, no action, suit, claim, arbitration, governmental investigation or proceeding, is pending or to the actual knowledge of the Seller without investigation, threatened, at law or in equity, before or by any court or Governmental Authority of competent jurisdiction against the Seller or any of the Assets, in which an unfavorable judgment, decree or order would reasonably be expected to restrain, prohibit, invalidate, set aside, rescind, prevent or make unlawful this Agreement or the carrying out of this Agreement or the transactions contemplated hereby. To the knowledge of Seller, there are no unsatisfied orders, writs or decrees against Seller that have been issued by any court or Governmental Authority, the failure of which to satisfy would have a Material Adverse Effect.

               (n) Except as set forth in Schedule 5(n) hereto, the Seller has all permits, licenses, orders and approvals of all Governmental Authorities required for it to conduct the Purchased Business as presently conducted and, except as set forth in Schedule 5(n), to the knowledge of Seller, the Seller is in material compliance with all laws, rules and regulations applicable to the Purchased Business including, without limitation, laws, rules and regulations respecting occupational safety, environmental protection and employment practices, except where the failure to obtain such permits, licenses, orders and approvals or be in compliance with such laws does not have a Material Adverse Effect.

               (o) Except as set forth in Schedule 5(o) hereto, the Seller has not been found by any court or Governmental Authority of competent jurisdiction to have committed any act of sexual, religious, age or racial discrimination, any act of sexual harassment, or any other similar act which violates any Federal, state or local law or regulation, and to the knowledge of the Seller there is not currently pending in any court, or to the knowledge of Seller, threatened, any such claim with respect to any of the foregoing, which, if adversely determined would have a Material Adverse Effect or which would materially impair the Seller s ability to close hereunder.

               (p)  Except as set forth in Schedule 5(p) hereto,
          (i) the Seller is not delinquent in a material amount in accordance with normal Seller payment practices in payments to any of its directors, officers or employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees; (ii) there is no unfair labor practice complaint against the Seller pending before the National Labor Relations Board or any comparable state or local agency which, if adversely determined would have a Material Adverse Effect or which would materially impair the Seller s ability to close hereunder.

               (q) The Seller has delivered to the Purchaser a complete and correct list of the names and current annual salary, bonus, commission and perquisite arrangements for each director, officer and employee of the Seller. Except as set forth in Schedule 5(q), no current or former director, officer or employee of the Seller or any relative, associate or agent of such director, officer or employee is a party to any contract for employment under which such person is a party to any material non-arms-length transaction with the Seller, including for the furnishing of services by, or rental of real or personal property from or to, or requiring payments to, any such director, officer, employee, relative, associate or agent. Complete and correct copies of any such contracts have been heretofore made available to the Purchaser.

               (r)  Schedule 5(r) hereto is a complete and
          correct list of the names and addresses of the twenty
          (20) largest customers of the Seller during the fiscal year ending December 31, 1995 ("Calendar 1995"), and the ten (10) largest suppliers of the Seller during Calendar 1995, and the total sales to, or purchases from, such customers or suppliers made by the Seller during Calendar 1995, together with the name of the salesperson assigned to such customers. No supplier or customer of the Seller representing in excess of two percent (2%) of the Seller s purchases or sales during Calendar 1995 has advised the Seller that it intends to terminate, discontinue or substantially modify or reduce its business with the Seller by reason of the transactions contemplated by this Agreement.

               (s) Schedule 5(s) hereto sets forth a complete and correct list of all pension, profit-sharing, bonus, and other employee benefit or compensation plans ("Employee Plans") maintained by the Seller. The Seller is in material compliance with such Employee Plans, except as would not have a Material Adverse Effect and except to the extent described in Schedule 5(s). Without limiting the generality of the foregoing, except as would not have a Material Adverse Effect, the Seller has received no written notification to the effect that the Seller is engaged in any transaction in violation of Section 406(a) or 406(b) of ERISA (for which no exemption exists under ERISA or under applicable sections of the Internal Revenue
          Code). The Seller has not received any written notification to the effect that an accumulated funding deficiency has occurred with respect to the Employee Plans. True and complete copies of each Employee Plan, related trust agreements or annuity contracts (or any other funding instruments), the most recent determination letter issued by the Internal Revenue Service with respect to each Employee Plan intended to qualify under Section 3(3) of ERISA, annual reports on Form 5500 Series for the most recent plan year and actuarial reports prepared for the most recent plan year of each Employee Plan which is a defined benefit pension plan have been made available to the Purchaser.

                (t)  Schedule 5(t) hereto is a complete and
          correct list of all country club and other memberships owned or paid for, or the dues for which are borne, by the Seller which individually obligates the Seller to expend in excess of $2,500 annually.

               (u) The Purchaser acknowledges that the Seller makes no representation or warranty, express or implied, in connection with this Agreement or the consummation of the transactions contemplated hereby except as expressly set forth in this Section 5.

               6.     Representations and Warranties of the
          Purchaser

               The Purchaser hereby represents and warrants to the Seller as follows:

               (a)  The Purchaser is a corporation duly
          organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease and operate its properties and carry on its business as and in the places where such properties are now owned, leased or operated or such business is currently being conducted. Except as does not have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Purchaser and its subsidiaries, taken as a whole (a "Purchaser Material Adverse Effect"), the Purchaser is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions in which such qualification is required.

               (b) The Purchaser has the requisite power and authority to enter into this Agreement, the Promissory Note and the Registration Rights Agreement and to assume and perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the performance by the Purchaser of its obligations hereunder and under the Promissory Note and the Registration Rights Agreement have been duly authorized by all necessary corporate action of the Purchaser, and no additional corporate authorization or consent is required in connection with the execution, delivery and performance by the Purchaser in accordance herewith or therewith.

               (c) No further approval, consent or authorization of, or filing with, any Governmental Authority is required by the Purchaser in connection with the execution, delivery and performance of this Agreement, the Promissory Note and the Registration Rights Agreement by the Purchaser, except for the filings and registrations contemplated under the Registration Rights Agreement.

               (d) The execution and delivery of this Agreement, the Promissory Note and the Registration Rights Agreement, the consummation of the transactions contemplated hereby and thereby, and the fulfillment of the terms, conditions or provisions hereof and thereof
          (i) do not and will not conflict with, or violate any provision of the Certificate of Incorporation or Bylaws of the Purchaser; (ii) do not and will not conflict with, or result in any breach of, any condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration under (whether after the giving of notice or lapse of time or both) any contract, mortgage, lien, lease, agreement, indenture, license, franchise, instrument, order, judgment or decree to which the Purchaser is a party or which is binding upon the Purchaser; (iii) will not to the knowledge of the Purchaser be in violation of any statute, rule or regulation applicable to the Purchaser; and (iv) will not result in the creation or imposition of any Lien upon the assets or business of the Purchaser, other than in the cases of (ii), (iii) and (iv) as would not have a Purchaser Material Adverse Effect or materially delay the Purchaser s ability to perform its obligations hereunder.

               (e)  This Agreement constitutes, and at the
          Closing Date the Promissory Note and the Registration Rights Agreement will constitute valid and legally binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms, subject in each case to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors rights and to general equity principals.

               (f) The Purchaser has, and will at all times have, adequate financing to pay the Purchase
          Consideration in full and to otherwise satisfy its obligations under this Agreement, the Promissory Note and the Registration Rights Agreement.

               (g) The authorized capital stock of the Purchaser consists of 60,000,000 shares of Acxiom stock and 1,000,000 shares of preferred stock, $1.00 par value ("Preferred Stock"). As of March 31, 1996 there were 23,685,124 shares of Acxiom Stock and no shares of the Preferred Stock issued and outstanding. All such issued and outstanding shares of Acxiom Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Other than as (i) called for under the Purchaser s employee benefit plans, (ii) disclosed by Purchaser s SEC Documents (as defined below), (iii) called for by that certain Acquisition Agreement and Plan of Merger by and between the Purchaser and Pro CD, Inc. dated as of April 9, 1996, and (iv) contemplated by this Agreement, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Purchaser or any of its subsidiaries to issue, transfer or sell any shares of capital stock of Purchaser or any of its subsidiaries.

               (h) Except as disclosed in the SEC Documents (as defined below), there are no actions, suits or proceedings pending against Purchaser or its subsidiaries or, to the actual knowledge of Purchaser, threatened against Purchaser or its subsidiaries, at law or in equity, or before or by any court or Governmental Authority of competent jurisdiction, that would have a Purchaser Material Adverse Effect or materially delay or impair the ability of the Purchaser to perform its obligations hereunder.

               (i) The issuance and delivery by Purchaser of the Acxiom Stock in connection with this Agreement, the Promissory Note and the Registration Rights Agreement has been duly and validly authorized by all necessary corporate action on the part of the Purchaser; the Purchaser has reserved for issuance sufficient shares of Acxiom Stock to perform its obligations in accordance with this Agreement, the Registration Rights Agreement and the Promissory Note; and when issued in accordance with the terms of this Agreement, the Promissory Note and the Registration Rights Agreement, will be validly issued, fully paid and nonassessable, and free and clear of all Liens.

               (j) The Purchaser has filed all reports required to be filed by it under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including pursuant to Section 13(a) or 15(d) thereof, for the two
          (2) years preceding the date hereof (the foregoing materials being collectively referred to herein as the "SEC Documents") on a timely basis, or has received a valid extension of such time of filing. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Securities and Exchange Commission (the "Commission") promulgated thereunder, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Purchaser included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved, except as may be otherwise indicated in such financial statements or the notes thereto and fairly present in all material respects the financial position of the Purchaser as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments. The Purchaser has no liability or obligation (whether accrued, absolute or contingent) that would be required to be reserved against or disclosed in financial statements prepared in accordance with generally accepted accounting principles, except for (a) liabilities and obligations set forth in the SEC Documents, (b) liabilities and obligations which were incurred after the date of the Purchaser s last filed Quarterly Report on Form 10-Q in the ordinary course of business, and (c) liabilities and obligations which would not, in the aggregate, have a Purchaser Material Adverse Effect. Since the date of the financial statements included in the Purchaser s last filed Quarterly Report on Form 10-Q, there has been no event, occurrence or development that has had a Purchaser Material Adverse Effect which is not disclosed in the SEC Documents.

              7.     Other Agreements of the Parties

                     The Seller and the Buyer covenant and agree as follows:

               (a) Between the Execution Date and the Closing Date, the Seller shall give the Purchaser and its authorized representatives full access, during regular business hours and upon reasonable notice, to any and all of its premises, properties, contracts, books and records and will cause its officers and employees to make available to the Purchaser and its authorized representatives any and all data and information pertaining to the Purchased Business and Assets as the Purchaser or its authorized representatives shall from time to time reasonably request. Unless and until the transactions contemplated herein has been consummated, the Purchaser shall hold in confidence and shall cause its representatives, employees and agents to hold in confidence all information obtained pursuant to this Agreement or as a result of its due diligence investigation hereunder and, if such acquisition is not consummated, the Purchaser shall promptly return to the Seller all documents and other materials received by it hereunder. The obligation of confidentiality set forth in this Section shall survive Closing or any termination of this Agreement or other failure to close hereunder. Such obligation of confidentiality shall not extend to any information which is shown to have been (i) previously known to the Purchaser, but only to the extent Purchaser was not at such time bound by any agreement of confidentiality, (ii) generally known to others engaged in the trade or business of the Seller other than by reason of any default with respect to confidentiality under this Agreement or any other agreement to which the Seller is a party and as to which information Purchaser was, or is not at such time, bound by any agreement of confidentiality, (iii) part of public knowledge or literature, or (iv) lawfully received by the Purchaser from a third party (not including the Seller) not bound by any fiduciary duty or agreement of confidentiality as to such information. The furnishing of any information to the Purchaser, or any investigation made by the Purchaser or its authorized representatives, shall not affect or otherwise diminish or obviate the representations and warranties made by the Seller in this Agreement and the Purchaser s right to rely thereon; provided, however, that any knowledge that the Purchaser has or acquires as a result of such investigations as to the failure of any of the representations or warranties of the Seller set forth herein to be true and correct in all material respects shall be communicated promptly to the Seller. Each party recognizes that any violation of this confidentiality provision would cause the Seller irreparable harm and agrees that the Seller shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to an injunction without the posting of any bond or other security enjoining the Purchaser or any of its representatives, agents or employees, officers and directors from any violation or potential violation of this Section. If the Closing occurs, the Purchaser covenants and agrees that it shall preserve and keep the records of the Seller delivered to it hereunder for a period of six (6) years from the Closing Date and shall make such records available to the Seller or its authorized representatives as reasonably required by the Seller and at Seller s expense in connection with any legal proceedings against, or governmental investigations of, the Seller or in connection with any tax examination of the Seller.

               (b) From the Execution Date until the Closing Date, except as otherwise consented to or approved in writing by the Purchaser or as contemplated by this Agreement or pursuant to the terms of an agreement disclosed in a Schedule hereto, the Seller shall not:

                    (i)  other than in the ordinary course of
          business, sell, assign or transfer any of its material tangible Assets or Intellectual Property Rights;

                    (ii)  other than in the ordinary course of
          business, mortgage, pledge or otherwise encumber the Assets in an amount exceeding $100,000;

                    (iii)  other than in the ordinary course of
          business, waive any rights of material value relating to the Purchased Business;

                   (iv)  enter into or terminate any material
          lease or to make any material changes in any lease listed in Schedules 5(g) or 5(j) hereto, other than in the ordinary course of business;

                    (v)  except in the ordinary course of
          business, transfer, sell or otherwise convey any of the material Assets;

                    (vi)  effect any material change in the

          accounting practices or procedures of the Seller, except as required by law or generally accepted accounting practices;

                    (vii)  increase the compensation payable to
          any of its directors, officers or employees or become obligated to increase any such compensation except in the ordinary course of business in accordance with its customary practices (including normal periodic performance reviews and related compensation and benefit increases) or as required by any contract or agreement of the Seller; or

                    (viii)  enter into any other transaction
          other than in the ordinary course of business.

                (c) The Seller shall, from the Execution Date to the Closing Date, operate the Purchased Business only in the ordinary course and in material compliance with all material laws and regulations applicable to the Purchased Business, and, consistent with such operation, shall use commercially reasonable efforts to maintain and preserve the Assets and its properties and to preserve intact its present business organization, the relationships with its suppliers, customers, employees, consultants, landlords and others having business relationships with the Seller.

               (d) The Seller will maintain in full force and effect up to the Closing all insurance policies (or substantially equivalent insurance policies) relating to the Purchased Business so long as such insurance is available at commercially reasonable rates. From and after the Closing, the Purchaser shall name the Seller as an additional insured party on its liability policies relating to the Purchased Business.

               (e) Between the Execution Date and the Closing Date, upon its obtaining knowledge of the above, each party shall give the other prompt notice of any (i) event or occurrence which, in the case of the Seller, has a Material Adverse Effect or, in the case of the Purchaser, has a Purchaser Material Adverse Effect, or results in a material breach in any representation or warranty of the Seller or the Purchaser, as the case may be, hereunder, (ii) material complaints, investigations or proceedings or hearings of any Governmental Authority with respect to this Agreement or the Registration Rights Agreement, and (iii) institution of litigation questioning the validity of or seeking to enjoin the consummation of this Agreement or the Registration Rights Agreement.

               (f) Subject to the terms and conditions set forth in this Agreement, between the Execution Date and the Closing Date, the Seller and the Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions and do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

               (g) From the Execution Date until the earlier to occur of (i) the termination of this Agreement pursuant to Section 10 and (ii) the Closing Date, the Seller shall not solicit the sale or other disposition of or enter into any agreement, arrangement or understanding to sell or dispose of all or substantially all of the Assets or its equity securities; provided, however, that nothing herein contained shall prohibit or otherwise interfere with the performance by the board of directors of the Seller of their fiduciary obligations under applicable law.

               (h) Neither party shall issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated herein without the prior written consent of the other party (which consent shall not be unreasonably withheld), other than the press release issued March 14, 1996 and except as may be required by applicable law or stock exchange regulation (provided that such required statements are provided to the other party in advance with an opportunity to comment thereon).

               (i)  A compensation committee ("Compensation
          Committee") shall be established by the Purchaser prior to the Closing Date for the purpose of administering the Management Bonus Plan and the Key Employee Bonus Plan, each as described below. The Compensation Committee shall be comprised of three (3) representatives from each of the Seller and the Purchaser (initially, Dave Florence, Robert Foehl and Max Bartko; and Rodger Kline, Steve Brighton and Robert Bloom). The Compensation Committee shall determine the compensation levels for all participants in the Management Bonus Plan and the Key Employee Bonus Plan after the Effective Date. The Compensation Committee shall adopt a "Management Bonus Plan" as set forth in
          Schedule 7(i)-1 and a "Key Employee Bonus Plan" as set forth in Schedule 7(i)-2. The Management Bonus Plan and the Key Employee Bonus Plan shall set forth in detail the formulas to be used for the funding of each plan and for determining each current and future participant s allocation thereunder. It is intended that all shares of Acxiom Stock granted under the Key Employee Bonus Plan will be freely tradeable upon vesting, without restrictions under any applicable securities laws.

               (j) The Seller shall deliver to the Purchaser a proposed budget for the Purchased Business for the fiscal year beginning April 1, 1996 and ending March 31, 1997, and the Purchaser and the Seller shall prepare a proposed budget for the five-year period beginning April 1, 1996 and ending March 31, 2001, in the forms set forth in Schedules 7(j)-1 and 7(j)-2 hereto, respectively.

               (k) (i) As of the Closing Date, all employees of the Seller shall become employees of the Purchaser (hereinafter referred to as the "Transferred Employees"). As of the Closing Date, the Purchaser shall assume all obligations of the Seller with respect to Transferred Employees.

                    (ii)  The Purchaser shall assume the
          obligations of the Seller under the Employee Plans unless otherwise noted on Schedule 2(a)-1. Effective as of the Closing Date, the Purchaser shall be substituted for the Seller as the sponsoring employer of the Employee Plans. Notwithstanding the foregoing, if the current carriers and administrators of the Employee Plans with whom the Seller has contracted do not consent to the substitution of the Purchaser for the Seller under any such contracts, then the Purchaser shall make alternative arrangements. On and after the Effective Date the Purchaser shall comply fully with the continuation of coverage requirements of Part 6 of Title 1 of ERISA, including the obligations of the Seller.

                    (iii)  Except as contemplated by and subject
          to Section 7(i), nothing in this Section 7(k) shall limit or restrict the Purchaser from amending or modifying the terms of employment of any Transferred Employee on or after the Closing Date, nor shall anything contained in this Agreement confer on any Transferred Employee any right to be continued in the employ of the Purchaser. Except as expressly set forth in this Section 7(k), the Purchaser shall have the right after the Closing Date to take any action with respect to any of the Employee Plans that Purchaser determines appropriate including, without limitation, the amendment or termination of any Employee Plan. Nothing in this Agreement shall be deemed to create any rights in any third parties including, without limitation, any third party beneficiary rights, in any Transferred Employee, any beneficiary or dependent thereof, with respect to the compensation, terms and conditions of employment and benefits which may be provided to Transferred Employees from time to time by the Purchaser.

                   (iv)  Purchaser shall indemnify and hold
          harmless the Seller Indemnitees from and against any and all losses arising after the Effective Date out of or in connection with the liabilities and obligations with respect to Transferred Employees and with respect to the Employee Plans.

                   (v)  The Seller and the Purchaser shall each
          provide the other with the reasonable time of its personnel managers or other appropriate employees as may be necessary for the appropriate administration by each of any and all matters relating to the Employee Plans contemplated under this Agreement.

                   (vi)  The parties shall cooperate with one
          another and use their best efforts to dissolve the Seller s defined contribution profit sharing plan (the "Profit Sharing Plan") in accordance with and pursuant to the terms thereof and applicable law as soon as practicable after the Closing Date.

               (l) The Purchaser hereby indemnifies and agrees to hold the Seller Indemnitees (which for purposes of this Section shall include the shareholders of the Seller) harmless from and against and agrees to pay or cause to be paid to the Seller Indemnitees any amounts for which any of them may be held liable on account of federal or state income tax liability (including interest and penalties) attributable to the business operations of the Seller for the period between the Effective Date and the Closing Date, but exclusive of any income or gain recognized by the Seller from the sale of the Assets pursuant to this Agreement. For purposes of the calculation of the amount of any such indemnity payment it shall be assumed that the Seller Indemnities are subject to Federal income tax rate of 39.6% on the net income attributable to the operations of the Purchased Business and are entitled to fully utilize the deductions and tax credits attributable to the operations of the Purchased Business for the same period. Notwithstanding the assumption of such Federal income tax rate, the Seller Indemnitees shall be entitled to a payment of an additional amount for increased Federal tax liability as a consequence of deductions disallowed pursuant to Section 68 of the Internal Revenue Code of 1986, as amended, that would not have been disallowed if the Seller Indemnitees' income as reported on their tax returns was reduced by the amount of net taxable income attributable to the 1996 operations of the Purchased Business prior to the Closing Date. No additional amount shall be payable to the Seller Indemnitees on account of any effect of the income attributable to the operations of the Purchased Business on the tax bracket of the Seller Indemnitees or on any alternative minimum tax liability of the Seller Indemnitees. The Purchaser is hereby granted full power and authority to take all action with respect to proceedings relating to the tax treatment on the Seller s Returns of items of income, deduction or credit attributable to the operations of the Purchased Business for 1996, including the right to be present at any meeting with any tax authority pertaining to any audit, examination, protest or settlement and to settle, compromise and dispose of such proceedings to the extent relating to items covered by this indemnity in the name of the Seller Indemnitees. Furthermore, the Purchaser hereby indemnifies and agrees to hold the Seller Indemnitees harmless from and against and agrees to pay or cause to be paid to the Seller Indemnitees amounts for which the Seller Indemnitees are liable on account of the failure of the Purchaser to properly report or pay state sales tax liability in connection with the transactions contemplated herein as set forth herein. The indemnity amounts payable to the Seller

          Indemnitees under this Section 7(l) shall be computed on an "after-tax" basis, so that any such indemnity payment shall be in an amount which, when reduced by the net increase in the Federal, state and local income tax liability of the Seller Indemnitees as a result of the receipt of such payment shall equal the amount of the tax in respect of which such indemnity is payable. The indemnity provided for in this Section 7(l) shall be in addition to any rights Seller Indemnitees might have to indemnification under Section 12 hereof and any other rights that the Seller Indemnitees may have under applicable law with respect to the subject matter of this Section.

               (m) After the Closing Date, the Purchaser and the Seller shall make available to the other, as reasonably requested, and to any taxing authority, all information, records or documents relating to tax liabilities or potential tax liabilities of the Seller and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations or extensions thereof.

               (n) Except for payment of the Seller s income taxes arising as a result hereof, the Purchaser shall pay or otherwise discharge all sales taxes, bulk sales taxes, transfer taxes, compensating use taxes and other taxes of any kind whatsoever arising out of the sale of the Assets and shall furnish to the Seller evidence of such payment and all correspondence in connection therewith with all applicable taxing authorities. To the extent the Purchaser claims an exemption from sales tax on the basis of a purchase for resale, the Purchaser shall furnish the Seller a resale certificate therefor upon request.

               (o) The Purchaser agrees that it will make loans to the shareholders of the Seller to the extent requested and necessary to enable such shareholders to pay any Federal, state or local taxes in respect of original issue discount that may be recognized and allocated to such shareholders on account of the Promissory Note. The parties agree that any such loans shall be repaid by such shareholders, with interest at a rate of six percent (6%) per annum, as follows: (i) shareholders who are Transferred Employees shall repay such loans out of amounts payable to them on account of their participation in the Key Employee Bonus Plan or Management Bonus Plan, or, if no amounts are payable to such shareholders under either such plan, out of their pro rata share of the Purchase Consideration, at the time the Purchase Consideration is payable hereunder; and (ii) shareholders who are not Transferred Employees shall repay such loans out of their pro rata share of the Purchase Consideration or out of such other consideration which they are to receive in respect of their Shares, at the time the Purchase Consideration or such other consideration is payable to such shareholders by the Seller.

               (p) The Purchaser shall enter into employment arrangements with Dave Florence, Robert Foehl and Max
          Bartko, on the terms set forth in Schedule 7(p) hereto
          (collectively, the "Employee Arrangements").

               (q)  After the Closing, the Seller shall use
          commercially reasonable efforts to cause the SPD Partnership to transfer good and marketable title to the Real Estate, free and clear of any and all encumbrances (other than the existing mortgage and customary exceptions to title), to the Purchaser in exchange for the Purchaser s assumption of any mortgage debt outstanding thereon (provided that such indebtedness has not been increased, either through accretion of interest or refinancing, prior to the Third Anniversary).

               (r) The Seller will furnish updated Schedules to the Purchaser no later than three (3) business days prior to the Closing Date. No such disclosure shall limit or affect any right of the Purchaser to decline to consummate the Closing hereunder if such updated Schedules disclose that the representations or warranties of the Seller contained in this Agreement (by reference to the Schedules on the Execution Date) are not true and correct in all material respects at and as of the Closing Date; provided, that if the Closing shall occur, the Purchaser shall be deemed to have waived any right to indemnification with respect to the incorrect information disclosed in the Schedules provided on or before the Execution Date to the extent corrected in such updated Schedules.

               (s) Each party shall give the other party prompt notice of any change in any of the information contained in its representations and warranties hereunder, the Schedules and Exhibits hereto or the documents furnished in connection herewith which occurs prior to the Closing.

               8.     Conditions of Closing

              (a) The respective obligation of each of the parties to close hereunder shall be subject to the fulfillment and satisfaction, prior to or at the Closing, of each of the following conditions or the written waiver thereof by the party against whom such waiver is sought to be enforced:

                 (i)  This Agreement and the transactions
          contemplated herein shall have been approved in the manner required by applicable law and the Certificate of Incorporation and bylaws of the Seller by the holders of the issued and outstanding shares of Common Stock of the Seller entitled to vote thereon (the "Stockholder Approval").

                 (ii)  All required consents, authorizations,
          waivers and approvals of Governmental Authorities sufficient to enable the Purchaser to conduct the Purchased Business after the Closing Date in a manner substantially similar as now conducted shall have been obtained, except where the failure to have obtained any such consents, authorizations, waivers or approvals would not have a Material Adverse Effect following the Effective Date.

                 (iii)  None of the parties hereto shall be
          subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement.

                 (iv) No statute, rule or regulation shall have been enacted by any Governmental Authority which prohibits the consummation of the transactions contemplated herein or makes such consummation illegal.

                 (v)  The period for perfecting stockholders
          appraisal rights under Section 623 of the New York Business Corporation Law in connection with the transactions contemplated herein shall have expired and the number of shares of the Seller s stock ("Shares") held by shareholders of the Seller that have, as of the Closing Date, perfected (and not withdrawn a demand for) their appraisal rights with respect to Shares owned by them as of the Closing Date shall not exceed 10% of all of the Shares outstanding as of such date.

               (b) The obligation of the Purchaser to close hereunder shall be subject to the fulfillment and satisfaction, prior to or at the Closing, of each of the following conditions or the written waiver thereof by the Purchaser:

                   (i) The representations and warranties of the Seller in this Agreement shall be true and correct in all material respects as of the Closing Date (except with respect to representations and warranties made as of a specific date, which shall be true and correct as of the date made), and the Purchaser shall have received a certificate to that effect dated the Closing Date and executed by the President or a Vice President of the Seller.

                   (ii) Each of the agreements and covenants of the Seller to be performed under this Agreement at or prior to the Closing Date shall have been performed in all material respects, and the Purchaser shall have received a certificate to that effect dated the Closing Date and executed by the President or a Vice President of the Seller.

                    (iii)  The consent required to assign to the
          Purchaser the right, title and interest of the Seller in and to the lease of the Seller relating to the property located at 220 Grace Church Street, Port Chester, New York ("Horton Street School Building") shall have been obtained and delivered to the Purchaser.

                    (iv)  Subject to Section 1(f) hereof, the
          Purchaser shall have received deeds, bills of sale, endorsements, assignments, drafts, checks and other documents of transfer, conveyance and assignment valid to transfer all right, title and interest of the Seller in and to the Assets to the Purchaser in the manner contemplated herein, in form and substance reasonably satisfactory to counsel to the Purchaser.

                    (v)  The Purchaser shall have received a
          copies of resolutions duly adopted by the boards of directors and the stockholders of the Seller authorizing and approving the sale of the Assets and performance by the Seller of its obligations hereunder, certified by the secretary or assistant secretary of the Seller. The authority of all persons permitted to draw on the Seller s bank accounts, charge on the Seller s credit cards and have access to the Seller safe deposit boxes shall have been canceled, all effective as of the Closing Date.

                    (vi)  The Purchaser shall have received an
          opinion of the Seller s counsel, dated the Closing
          Date, in a form mutually acceptable to the parties..

                    (vii)  There shall have been no damage,
          destruction or loss resulting in a Material Adverse
          Effect.

                    (viii)  No material adverse change shall have
          occurred in the condition (financial or otherwise) of the Purchased Business and Assets prior to the Closing
          Date.

                (c)  The obligation of the Seller to close
          hereunder shall be subject to the fulfillment and satisfaction, prior to or at the Closing, of each of the following conditions or the written waiver thereof by the Seller:

                    (i)  The representations and warranties of
          the Purchaser in each of this Agreement and the Registration Rights Agreement shall be true and correct in all material respects on and as of the Closing Date (except with respect to representations and warranties made as of a specific date, which shall be true and correct as of the date made), and the Seller shall have received a certificate to that effect dated the Closing Date and executed by the President, Chief Operating Officer or a Vice President of the Purchaser.

                    (ii) Each of the agreements and covenants of the Purchaser to be performed under this Agreement at or prior to the Closing Date shall have been performed in all material respects, and the Seller shall have received a certificate to that effect dated the Closing Date and executed by the President, Chief Operating Officer or a Vice President of the Purchaser.

                    (iii)  The Seller shall have received copies
          of resolutions duly adopted by the board of directors of the Purchaser authorizing and approving the execution of this Agreement and all other agreements contemplated hereby and thereby by the Purchaser and the performance by the Purchaser of its obligations hereunder, and thereunder, certified by the secretary or an assistant secretary of the Purchaser.

                    (iv)  The Seller shall have received the
          opinion of the Purchaser s counsel, dated the Closing
          Date, in a form mutually acceptable to the parties.

                    (v)  The Purchaser shall have entered into
          the Employee Arrangements.

                    (vi)  The Registration Rights Agreement shall
          have been executed.

                    (vii)  The Seller shall have obtained amended
          stock vesting agreements from all of the Seller s shareholders holding restricted shares of the Seller s stock.

                    (viii)  The Seller shall transfer ownership
          of the assets of Direct Media Canada Inc. and Direct Media/DMI Ltd. to the Purchaser, and a License Agreement and Service Agreement reasonably satisfactory to the Purchaser shall have been executed between the Seller and Direct Media Canada Inc. and assigned to the Purchaser.

                9.  Further Covenants and Agreements of the
          Parties.

          The Seller hereby covenants and agrees that:

               (a) In consideration of the Purchase Price, for a period three (3) years after the Closing Date the Seller (Direct Media/DMI, Inc.) shall not:

                    (i)  directly or indirectly, engage in any
          business that directly or indirectly competes with the Purchased Business as conducted on the Closing Date or engage in the United States, Canada or the U.K. in substantially the same business as the Purchased Business as conducted by the Seller immediately prior to the Closing.

                    (ii)  except with the Purchaser s written
          consent for itself or on behalf of any other Entity solicit any supplier, customer or employee of the Purchaser for the purpose of diverting or taking away such supplier, customer or employee of the Purchaser.

               (b) The Seller agrees that the remedy at law for any breach of the provisions of Section 10(a) will be inadequate, and that the Purchaser shall be entitled to injunctive relief to compel the Seller to perform or refrain from action required or prohibited hereunder.

               (c)  For a period of six (6) years after the
          Closing Date, at reasonable times and upon reasonable notice, the Seller and its authorized representatives shall have, and the Purchaser shall afford the Seller and its authorized representatives, access to, and the right to make copies of at the Seller s expense, the books and records conveyed to the Purchaser hereunder, and the right to consult with the Purchaser s lawyers and accountants at the Seller s expense, and the Purchaser and its authorized representatives shall have, and the Seller shall afford the Purchaser and its authorized representatives, equal access to any minute books, stock books and similar corporate records retained by the Seller in the manner described above.

               10.    Termination

               (a) This Agreement may be terminated and the transaction may be abandoned at any time prior to the Closing Date, before or after the Stockholder Approval, by the mutual written consent of the Purchaser and the Seller.

               (b) This Agreement may be terminated and the transactions contemplated hereby may be abandoned by either the Seller or the Purchaser if (i) the Closing shall not have occurred on or before June 30, 1996, or
          (ii) the transaction shall have been voted on by the Seller s stockholders at a meeting duly convened therefor or at any adjournment thereof and the votes shall not have been sufficient to obtain a valid Stockholder Approval, or (iii) a United States federal or state court of competent jurisdiction or Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; and provided, in the case of a termination pursuant to clause (i) above, that the terminating party shall not have breached its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

               (c)  In the event of a termination of this
          Agreement pursuant to this Section 10, this Agreement shall become void and of no further force and effect and all obligations of the parties hereto shall terminate except the obligations of the parties pursuant to this Section 10(c) and except for the provisions of Sections 7(a), 7(h), 15(a), 15(d), 15(e), and 15(f).

               11.    Survival of Representations, Warranties,
          Etc.

          All of the representations, warranties, covenants and agreements made by the parties to this Agreement shall survive the Closing for a period of one (1) year thereafter, except as otherwise expressly provided herein.

               12.   Indemnification

               (a) The Purchaser shall defend, indemnify and hold harmless the Seller Indemnitees (as defined in Section 2(a) above) and save the Seller Indemnitees harmless from, against, for and in respect of, and shall pay any damages, losses, liabilities, claims, costs and expenses, including, without limitation, reasonable attorneys fees ("Losses") caused by or resulting or arising from or otherwise relating to (i) any breach or violation or failure of observance or performance of any representation, warranty, covenant, agreement or commitment made by the Purchaser hereunder (including under Section 13);(ii) the Purchaser s failure to assume, perform and discharge any of the Assumed Obligations, including, without limitation, any Assumed Obligations being contested by Purchaser pursuant to Section 2(b) hereof; and (iii) any claims made against the Seller by the lessor of the Horton Street School Building which arise out of the lease agreement between the Seller and such lessor which is assigned to the Purchaser.

               (b) Subject to Section 12(d) hereof, the Seller shall defend, indemnify and hold harmless the Purchaser from, against, for and in respect of, and pay any Losses caused by or resulting or arising from or otherwise relating to (i) any Special Liability, and
          (ii) any breach or failure of observance or performance of any representation, warranty, covenant, agreement or commitment made by the Seller hereunder (including under Section 13).

               (c) For purposes of this Section 12(a), the party entitled to indemnification hereunder shall be known as the "Indemnitee" and the party required to indemnify hereunder shall be known as the "Indemnifying Party." Any claim for indemnity under this Section 12 shall be made by written notice from the Indemnitee to the Indemnifying Party specifying in reasonable detail the basis of the claim. Except as otherwise provided herein, when an Indemnitee seeking indemnification under this Section 12 receives notice of any claims made by third parties ("Third Party Claims") which is to be the basis for a claim for indemnification hereunder, the Indemnitee shall promptly give written notice thereof to the Indemnifying Party reasonably indicating (to the extent known) the nature of such claims and the basis thereof and attaching to such notice a copy of the notice of the Third Party Claim. Any failure by the Indemnitee to provide such notice shall not affect the Indemnifying Party s obligations hereunder, except to the extent of any liability caused by such delay. Upon receipt of such notice from the

          Indemnitee, the Indemnifying Party may, but shall not be required to, assume the defense of any such Third Party Claim, including its compromise or settlement, and the Indemnifying Party shall pay all reasonable costs and expenses thereof and shall be fully responsible for the outcome thereof; provided, however, that the Indemnifying Party may not settle or compromise any Third Party Claim without the Indemnitee s prior written consent (which consent shall not be unreasonably withheld). The Indemnifying Party shall give notice to the Indemnitee as to its intention to assume the defense of any such Third Party Claim within ten (10) business days after the date of receipt of the Indemnitee s notice in respect of such Third Party Claim. If an Indemnifying Party does not, within ten (10) business days after the Indemnitee s notice is given, give notice to the Indemnitee of its assumption of the defense of the Third Party Claim, the Indemnifying Party shall be deemed to have waived its rights to control the defense thereof. If the Indemnitee assumes the defense of any Third Party Claim because of the failure of the Indemnifying Party to do so in accordance with this Section 12(c), the Indemnifying Party shall pay all reasonable costs and expenses of such defense and shall be fully responsible for the outcome thereof. However, the Indemnifying Party shall have no liability with respect to any compromise or settlement thereof effected without its prior written consent (which consent shall not be unreasonably withheld).

               (d)  Notwithstanding anything set forth in this
          Section 12, the Seller shall not be liable to the Purchaser to indemnify the Purchaser or its shareholders or any other person or entity for any breach or default by the Seller unless and until the total dollar value of all Indemnifiable Losses suffered by the Purchaser hereunder exceeds $50,000 and then only for the value of in excess of $50,000 (the "Indemnity Floor"), and the maximum amount of liability of the Seller under this Section 12 shall be the Purchase Price.

               (e) Purchaser shall have the right to deduct the amount of any indemnifiable claim, plus interest calculated at a rate of six percent (6%) per annum, from the Purchase Consideration, as set forth in the Promissory Note.

               13.  Brokers

                The Seller and the Purchaser covenant and represent to each other that each had no dealings with any broker or finder in connection with this Agreement or the transactions contemplated hereby and that no broker, finder or other person is entitled to receive any broker s commission or finder s fee or similar compensation in connection with any such transaction.

              14.  Post-Closing Operations

              (a) The Seller acknowledges that the post-Closing operations of DMI/U.K. may be under the auspices of the Purchaser s U.K. subsidiary, Acxiom U.K. Ltd.

              (b)  The Purchaser shall provide the Transferred
          Employees with information on a quarterly basis as to the financial condition and the performance of the Purchaser and the Purchased Business.

              (c) It is the Purchaser s intention to operate the Purchased Business as a separate subsidiary and/or business unit for five (5) years after the Closing Date. In the unlikely event of a sale or transfer of the Purchased Business during such time, the Purchaser agrees that it will ensure that any successor in interest will assume all of the Purchaser s obligations under this Agreement, including but not limited to its obligations under the Management Bonus Plan and the Key Employee Bonus Plan.

               15.  Miscellaneous

              (a) This Agreement (including the Schedules and Exhibits which are made a part hereof) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all other understandings and agreements of the parties with respect to the subject matter hereof. No change, modification or amendment of, or addition to this Agreement or any part thereof shall be valid unless in writing and signed by or on behalf of each party hereto.

               (b) Any and all notices or other communication or deliveries required or permitted to be given or made shall be in writing and delivered personally, by facsimile, or sent by certified or registered mail, return receipt requested and postage prepaid or sent by a nationally recognized overnight courier service, as follows:

                If to Purchaser:

                Acxiom Corporation
                301 Industrial Boulevard
                P.O. Box 2000
                Conway, AR  72033-2000
                Attn:  Charles D. Morgan, Jr.
                Facsimile: (501) 336-3913

                with a copy to:

                Acxiom Legal Department
                301 Industrial Boulevard
                P.O. Box 2000
                Conway, AR 72033-2000
                Facsimile: (501) 336-3913

                If to the Seller:

                Direct Media/DMI, Inc.
                200 Pemberwick Road
                Greenwich, CT  06830
                Attn:  Robert Foehl
                Facsimile:  (203) 532-1656

                with copies to:

                Spencer L. Schneider, Esq.
                145 Hudson Street
                New York, New York  10013
                Facsimile: (212) 431-7312

                and

                Robinson Silverman Pearce
                Aronsohn & Berman LLP
                1290 Avenue of the Americas
                New York, NY  10104
                Attn:  Kenneth L. Henderson, Esq.
                Facsimile: (212) 541-4630

          or at such other address as any party may specify by notice given to such other party in accordance with this Section 15(b). The date of giving of any such notice shall be the date of hand delivery or facsimile transmission, four (4) days after the date of the posting of the mail, or the date after the date when deposited with the overnight courier.

               (c) No waiver of the provisions hereof shall be effective unless in writing and signed by the party to be charged with such waiver. No waiver shall be deemed a continuing waiver or waiver in respect of any subsequent breach or default, either of similar or different nature, unless expressly so stated in writing.

               (d) This Agreement shall be construed (both as to validity and performance) and enforced in accordance with, and governed by, the laws of the State of Arkansas, without giving effect to the principles of conflicts of law. The parties hereto agree that any suit or proceeding arising out of this Agreement or the consummation of the transactions contemplated hereby shall be brought only in a Federal or state court located in Pulaski or Faulkner Counties, respectively; provided, however, that neither party waives its right to request the removal of such action or proceeding from the State court to a Federal court in such jurisdiction. The parties hereto each waive any claim that such jurisdiction is not a convenient forum for any such suit or proceeding and the defense of lack of personal jurisdiction. Should any clause, section or part of this Agreement be held or declared to be void or illegal for any reason, all other clauses, sections or parts of this Agreement which can be effected without such illegal clause, section or part shall nevertheless continue in full force and effect.

               (e) Except as otherwise provided herein, the Purchaser and the Seller shall each bear their own expenses in connection with this transaction.

               (f) This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that no party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party hereto, which consent is hereby given to any assignment to an affiliate of the Purchaser. All of the understandings, covenants, agreements and undertakings contained herein are solely for the benefit of the signatories hereto (except as otherwise specifically set forth herein) and there are no other parties which are intended to be benefited in any way by this Agreement.

               (g) The headings or captions under sections of this Agreement are for convenience and reference only and do not in any way modify, interpret or construe the intent of the parties or effect any of the provisions of this Agreement.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date and year first above written.




          ACXIOM CORPORATION


          By:  /s/ Charles D. Morgan, Jr.
             -------------------------------
              Charles D. Morgan, Jr.
                 President




          DIRECT MEDIA/DMI, INC.


          By:  /s/ Robert Foehl
             -------------------------------
              Robert Foehl
              President